Exhibit 1.4

Certificate of Deposit of Memorandum of Increase of Share Capital delivered May 13, 2005

FORM NO. 7a

Registration No. 36832

BERMUDA

**THIS IS TO CERTIFY** that a Memorandum of Increase of Share Capital of

**SeaDrill Limited**

was delivered to the Registrar of Companies on the **13th** day of **May, 2005** in accordance with section 45(3) of ***the Companies Act 1981*** ("the Act").

Given under my hand and Seal of the REGISTRAR OF COMPANIES this **19th** day of **May, 2005**

**for Registrar of Companies**

Capital prior to increase: US$ 12,000.00

Amount of increase: US$ 399,988,000.00

Present Capital: US$ 400,000,000.00